Exhibit 99.1

ARGOS THERAPEUTICS REPORTS FOURTH QUARTER

AND

YEAR-END 2013 FINANCIAL RESULTS

– AGS-003 Phase 3 ADAPT Trial on Track to Complete Enrollment This

Year –

– AGS-004-Induced Immune Responses Associated with a Longer Time to

Viral Rebound –

– $43.7 Million Raised in Initial Public Offering –

– Conference Call and Webcast Today, March 27th, at 4:30 p.m. ET –

DURHAM, N.C., (March 27, 2014) — Argos Therapeutics, Inc. (NASDAQ: ARGS) a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis™ technology platform, today reported financial results for the fourth quarter and year ended December 31, 2013 and provided an update on the Company’s clinical programs.

“We are pleased with the advances made over the past 15 months at Argos. We completed two successful financings, a Series E financing in 2013 and an initial public offering last month, raising an aggregate of $91.1 million that we expect will enable us to complete the pivotal Phase 3 ADAPT trial of our lead product candidate, AGS-003, in metastatic renal cell carcinoma (mRCC) and to complete proof-of-concept studies of our second product candidate, AGS-004, in patients infected with the human immunodeficiency virus (HIV),” said Jeff Abbey, president and chief executive officer.

Mr. Abbey continued, “We are also excited by the clinical progress we’ve made in validating our Arcelis immunotherapy technology platform. We presented data from a Phase 2 trial of AGS-003 which showed a statistically significant correlation between the magnitude of the immune response and overall survival. AGS-003 is the only immunotherapy we are aware of to show this effect with statistical significance. Recently, data presented at the Conference on Retroviruses and Opportunistic Infections (CROI) in Boston demonstrated that AGS-004 induced anti-viral T memory stem cell-like immune responses in patients with HIV in our Phase 2a trial. These data support our goal of pioneering a new treatment paradigm of personalizing immunotherapy for cancer and infectious disease.”

2013 Clinical and Business Highlights

•	Initiated AGS-003 pivotal Phase 3 ADAPT trial for mRCC

•	Updated AGS-003 Phase 2 data continued to show prolonged survival—one-third of patients with unfavorable risk mRCC survived four and a half years or longer

•	Confirmed the statistically significant correlation between the number of newly generated memory T cells after five doses of AGS-003 and prolonged survival, prolonged progression free survival, and best tumor response

•	Completed enrollment of AGS-004 Phase 2b HIV trial

•	Raised net proceeds of $47.4 million in Series E financing

2014 Highlights and Anticipated Milestones

•	In February 2014, completed an initial public offering which, after taking into effect the exercise of the underwriters’ over-allotment option, resulted in aggregate proceeds to the company of $43.7 million

•	AGS-003 Phase 3 ADAPT trial:

•	Over 120 active clinical sites

•	Approximately one-third of patients enrolled

•	On track to complete enrollment by the end of 2014

•	AGS-003 Phase 2 trials in early stage RCC, non-clear cell mRCC, and other solid tumors planned for 2014

•	AGS-004 Phase 2a data presented at CROI in March 2014 showed AGS-004 induced anti-HIV T memory stem cell-like immune responses in patients in the trial that were associated with a longer time to viral rebound after antiretroviral therapy interruption

•	AGS-004 Phase 2b HIV trial data expected in mid-2014

•	AGS-004 Phase 2 trials for HIV eradication in adult patients and elimination of antiretroviral therapy in pediatric patients planned for 2014

Selected Fourth Quarter and Full-Year 2013 Financial Results

Revenue for the fourth quarter ended December 31, 2013 was $0.7 million, compared to revenue of $1.5 million in the fourth quarter of 2012. Net loss attributable to common stockholders was $8.5 million, or $36.19 per share, for the fourth quarter ended December 31, 2013, compared to a net loss of $2.4 million, or $10.70 per share for the fourth quarter ended December 31, 2012.

For the year ended December 31, 2013, revenue was $4.4 million, compared to revenue of $7.0 million for the year ended December 31, 2012. Net loss was $33.9 million, or $147.37 per share, for the year ended December 31, 2013, compared to a net loss of $10.8 million, or $54.58 per share for the year ended December 31, 2012. Cash, cash equivalents and short-term investments totaled $47.0 million at December 31, 2013.

Financial Highlights and Use of Proceeds

The Company raised net proceeds of approximately $43.7 million in February 2014 from the sale of 6.2 million shares of common stock. Combined with the cash on hand at December 31, 2013, the Company expects its cash will be sufficient to fund its current operations through the completion of the pivotal Phase 3 ADAPT trial of AGS-003 in mRCC in the first half of 2016. The Company plans to begin Phase 2 trials of AGS-003 in early stage RCC, non-clear cell mRCC, and other solid tumors, and Phase 2 trials of AGS-004 in HIV infected patients in 2014. AGS-004’s ongoing Phase 2b HIV trial is fully funded by NIH.

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 8194260. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.argostherapeutics.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the call.

About the Arcelis™ Technology Platform

Arcelis is a fully personalized immunotherapy technology that captures mutated and variant antigens that are specific to each patient’s disease. It is designed to overcome immunosuppression by producing a durable memory T cell response without adjuvants that may be associated with toxicity. The technology is potentially applicable to a wide range of different cancers and infectious diseases and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other personalized immunotherapies.

The Arcelis process uses only a small tumor or blood sample and the patient’s own dendritic cells, which are collected and optimized following a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient’s disease sample to program dendritic cells to target disease antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient’s plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is a biopharmaceutical company focused on the development and commercialization of fully personalized immunotherapies for the treatment of cancer and infectious diseases using its Arcelis™ technology platform. Argos’ most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT Phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (MRCC). The company also plans to report data from its Phase 2b trial of AGS-004 for the treatment of HIV in mid- 2014. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements regarding our strategy, future operations, prospects, plans and objectives, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether our cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether AGS-003 and AGS-004 will advance through the clinical trial process on a timely basis and receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if either of these product candidates obtains approval, it will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of our most recent registration statement on Form S-1, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of March 27, 2014. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to March 27, 2014.

Source: Argos Therapeutics, Inc.

CONTACT:

Jeffrey Abbey

President & Chief Executive Officer

Argos Therapeutics

jabbey@argostherapeutics.com

(919) 287-6308

Media:

Andrea Coan

Berry & Company Public Relations

acoan@berrypr.com

(212) 253-8881

Investors:

Angeli Kolhatkar

Burns McClellan

akolhatkar@burnsmc.com

(212) 213-0006

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
	December 31,		December 31,
	2012	2013	2012	2013
Revenue	$1,537,684	$715,747	$7,039,010	$4,421,689

Operating expenses
Research and development	4,660,837	7,069,151	17,616,892	23,991,151
General and administrative	952,879	1,620,068	6,135,581	4,662,317

Total operating expenses	5,613,716	8,689,219	23,752,473	28,653,468

Operating loss	(4,076,032)	(7,973,472)	(16,713,463)	(24,231,779)

Other income (expense), net	1,733,205	(47,450)	6,242,133	310,216

Net loss	(2,342,827)	(8,020,922)	(10,471,330)	(23,921,563)

Accretion of redeemable convertible preferred stock	(84,968)	(477,029)	(351,371)	4,772,991

Less: Preferred stock dividend due to exchanges of preferred shares	—	—	—	(14,726,088)

Net loss attributable to common stockholders	$(2,427,795)	$(8,497,951)	$(10,822,701)	$(33,874,660)

Net loss attributable to common stockholders per share, basic and diluted	$(10.70)	$(36.19)	$(54.58)	$(147.37)

Weighted average shares outstanding, basic and diluted	226,839	234,789	198,306	229,865

ARGOS THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2013
Assets
Current assets
Cash and cash equivalents	$8,214,865	$33,297,970
Short-term investments	4,148,871	13,659,812
Other current assets	1,493,303	2,570,860

Total current assets	13,857,039	49,528,642
Property and equipment, net	1,539,384	1,602,103
Other assets	550	550

Total assets	$15,396,973	$51,131,295

Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities
Accounts payable	$1,135,107	$1,317,072
Accrued expenses	555,854	1,800,794
Current portion of notes payable	31,760	45,447
Warrant liability	6,392,652	—

Total current liabilities	8,115,373	3,163,313
Long-term liabilities	48,428	10,080,106
Redeemable convertible preferred stock	75,800,882	113,664,469
Total stockholders’ deficit	(68,567,710)	(75,776,593)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$15,396,973	$51,131,295